UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             Form S-8

                     REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933

        Exact name of issuer as specified in its charter:
        -------------------------------------------------
                     HEWLETT-PACKARD COMPANY

          State or other jurisdiction of         I.R.S. Employer
          incorporation or organization:         Identification No.:
          ------------------------------         -------------------
              California                             94-1081436

             Address of principal executive offices:
             ---------------------------------------
         3000 Hanover Street, Palo Alto, California 94304

                     Full title of the plan:
                     -----------------------
        HEWLETT-PACKARD COMPANY 1995 INCENTIVE STOCK PLAN

              Name and address of agent for service:
              --------------------------------------
                        D. CRAIG NORDLUND
         3000 Hanover Street, Palo Alto, California 94304

     Telephone Number, including area code, of agent for service:
     ------------------------------------------------------------
                         (415) 857-1501

                 CALCULATION OF REGISTRATION FEE

Title of                       Proposed        Proposed
Securities        Amount        Maximum         Maximum         Amount of
To Be              To Be     Offering Price    Aggregate       Registration
Registered       Registered    Per Share*    Offering Price*        Fee
- ----------------------------------------------------------------------------
Common Stock
Par Value
$1.00 per
Share           32,000,000**    $60.50       $1,936,000,000       $667,586
_____________________________________________________________________________
*Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of the Common Stock on March 31, 1995, as reported on the New York Stock Exchange, Inc.

**Reflects a 2-for-1 stock split effective on March 24, 1995.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

           Not Applicable.

Item 2.    Registrant Information and Employee Plan Annual Information.

  Hewlett-Packard Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facility located at 450 Fifth Street, N.W., Room 1024, Washington, D.C., telephone (202) 272-7450, and public reference facilities in some regional offices. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or from the Commission's contract copier, Bechtel Information Services, 15740 Shady Grove Road, Gaithersburg, MD 20877-1454, telephone (800) 231-DATA or (301) 258-4300. The Company's common stock is listed on the New York and Pacific Stock Exchanges, where reports, proxy statements and other information concerning the Company can also be inspected. The Company's common stock is also listed on the London, Paris, West German (Frankfurt and Stuttgart) and Swiss (Zurich, Basel, Lausanne and Geneva)
Stock Exchanges.

Further information about the Company may be obtained from the following documents which are incorporated herein by reference.

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 and all subsequent Annual Reports on Form 10-K filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act.

  (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994 and Form 10-Q filed on March 17, 1995 for the fiscal quarter ended January 31, 1995.

  (c) The Company's Proxy Statement dated January 13, 1995 and any subsequent Proxy Statement filed by the Company pursuant to Section 14 of the Exchange Act for an annual or special meeting of shareholders.

  Copies of such documents may be obtained without charge by written or oral request to the Corporate Secretary, Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304, telephone (415) 857-1501.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

  The Company hereby incorporates by reference in this registration statement the following documents:

  (a)      The Company's latest annual report on Form 10-K, filed pursuant to
Section 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Company's latest fiscal year ended October 31, 1994.

  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referred to in (a) above.

  (c) The Company's Proxy Statement dated January 13, 1995 and any subsequent Proxy Statement filed by the Company pursuant to Section 14 of the Exchange Act for an annual or special meeting of shareholders.

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

           Inapplicable.

Item 6.    Indemnification of Directors and Officers.

  Section 204 of the General Corporation Law of the State of California ("California Law") authorizes a corporation to adopt a provision in its articles of incorporation eliminating the personal liability of directors to corporations and their shareholders for monetary damages for breach or alleged breach of directors' "duty of care." Following a California corporation's adoption of such a provision, its directors are not accountable to corporations and their shareholders for monetary damages for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties; however, directors continue to be subject to equitable remedies such as injunction or rescission. Under California Law, a director also continues to be liable for (1) a breach of his or her duty of loyalty;
(2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) illegal payments of dividends; and
(4) approval of any transaction from which a director derives an improper personal benefit. The adoption of such a provision in the articles of incorporation also does not limit directors' liability for violations of the federal securities laws.

  Section 317 of the California Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). An amendment to Section 317 provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation's articles of incorporation.

  The Company has adopted provisions in its Amended Articles of Incorporation which eliminate the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances and authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by law.

Item 7.    Exemption from Registration Claimed.

           Inapplicable.

Item 8.    Exhibits.

           See Exhibit Index.

Item 9.    Undertakings.

  (a)      Rule 415 Offering
           -----------------

           The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)   Filing Incorporating Subsequent Exchange Act Documents by Reference
          -------------------------------------------------------------------

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)   Request for Acceleration of Effective Date of Filing
          ----------------------------------------------------
of Registration Statement on Form S-8
- -------------------------------------

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 3rd day of April, 1995.




                                                      HEWLETT-PACKARD COMPANY



                                                  By: /s/ Ann O. Baskins
                                                      --------------------
                                                      Ann O. Baskins
                                                      Assistant Secretary
                                                      & Managing Counsel

                               EXHIBIT INDEX


             Exhibit
             No.
             -------

             1-4              Not applicable.

             5                Opinion re legality.

             6-22             Not applicable.

             23.1             Consent of Independent Accountants.   Found at
                              page 9 of this registration statement and incorporated herein by reference.

             23.2 Consent of Counsel. Contained with the opinion filed as Exhibit 5 hereto and incorporated herein by reference.

             24 Powers of attorney. Contained in the signature pages (pages 11-12) of this Form S-8 registration statement and incorporated herein by reference.

             25-99            Not applicable.